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                                                               EXHIBIT 5.1




November 17, 2000





Convera Corporation
1921 Gallows Road, Suite 200
Vienna, Virginia 22182

Dear Sirs:

        We refer to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed by Convera Corporation, a Delaware corporation (the "Company"), on or about the date hereof. The Registration Statement covers a maximum of 45,231,390 shares of the Company's Class A common stock (the "Shares") to be issued in connection with the transaction contemplated by the Agreement and Plan of Contribution and Merger dated as of April 30, 2000, as amended, by and among the Company, Excalibur Technologies Corporation, Intel Corporation and Excalibur Transitory, Inc. (the "Contribution and Merger Agreement").

        In rendering our opinion, we have examined the following records, documents and instruments:

(a) The Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this opinion;

(b) The Amended and Restated Bylaws of the Company in effect as of the date of this opinion;

(c) The Registration Statement; and

(d) such other records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion expressed below.

        This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.


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        Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, (ii) the Shares are issued and delivered in accordance with the terms of the Contribution and Merger Agreement, (iii) appropriate certificates evidencing the Shares will be executed and delivered by the Company, and (iv) all applicable securities laws are complied with, it is our opinion that, when issued by the Company, the Shares covered by the Registration Statement will be legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

        This opinion is rendered for your benefit in connection with the transaction described above. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

                                    Very truly yours,

                                    HELLER EHRMAN WHITE & MCAULLIFE LLP